MDU RESOURCES GROUP, INC.

               EXECUTIVE INCENTIVE COMPENSATION PLAN
   ____________________________________________________________


  I.   PURPOSE
       The purpose of the Executive Incentive Compensation Plan (the "Plan") is to provide an incentive for key executives of MDU Resources Group, Inc. (the "Company") to focus their efforts on the achievement of challenging and demanding corporate objectives. The Plan is designed to reward successful corporate performance as measured against specified performance goals as well as exceptional individual performance. When corporate performance reaches or exceeds the performance targets and individual performance is exemplary, incentive compensation awards, in conjunction with salaries, will provide a level of compensation which recognizes the skills and efforts of the key executives.

 II.   BASIC PLAN CONCEPT
       The Plan provides an opportunity to earn annual incentive compensation based on the achievement of specified annual performance objectives. A target incentive award for each individual within the Plan is established based on the position level and assigned salary grade market value (midpoint). The target incentive award represents the amount to be paid, subject to the achievement of the performance objective targets established each year. Larger incentive awards than target may be authorized when performance exceeds targets, lesser or no amounts may be paid when performance is below target.
       It is recognized that during a Plan year major unforeseen changes in economic and environmental conditions or other significant factors beyond the control of management may substantially affect the ability of the Plan participants to achieve the specified performance goals. Therefore, in its review of corporate performance the Compensation Committee of the Board of Directors (the "Committee"), in consultation with the Chief Executive Officer of MDU Resources Group, Inc., may modify the performance targets. However, it is contemplated that such target modifications will be necessary only in years of unusually adverse or favorable external conditions.

III.   ADMINISTRATION
       The Plan shall be administered by the Committee with the assistance of the Chief Executive Officer of the MDU Resources Group, Inc. The Committee shall approve annually, prior to the beginning of each Plan year, the list of eligible participants, the Plan's performance targets, and the target incentive award level for each position within the Plan. The Committee shall have final discretion to determine actual award payment levels, method of payment, and whether or not payments shall be made for any Plan year.

 IV.   ELIGIBILITY
       Executives who are determined by the Committee to have a key role in both the establishment and achievement of Company objectives shall be eligible to participate in the Plan.

  V.   PLAN PERFORMANCE MEASURES
       Performance measures shall be established that consider shareholder and customer interests. These measures shall be evaluated annually based on achievement of specified goals.
       The performance measure reflective of shareholder's interest will be the percentage attainment of the earnings goal as specified in the annual operating plan. This measure will be applied at the corporate level for individuals, such as the Chief Executive Officer, or at the business unit level for individuals whose major or sole impact is on business unit results.
       Individual performance will be assessed based on the achievement of annually established individual objectives.
       Threshold, target and maximum award levels will be established annually for each performance measure and business unit. The Committee will retain the right to make all interpretations as to the actual attainment of the desired results and will determine whether any circumstances beyond the control of management need to be considered.

 VI.   TARGET INCENTIVE AWARDS
       Target incentive awards will be expressed as a percentage of each participant's assigned salary grade market value (midpoint). These percentages shall vary by position and reflect larger reward opportunity for positions having greater effect on the establishment and accomplishment of the Company's or business unit's objectives. An exhibit showing the target awards as a percentage of salary grade market value (midpoint) for eligible positions will be attached to this Plan at the beginning of each Plan year.

VII.   INCENTIVE FUND DETERMINATION
       The target incentive fund is the sum of the individual target incentive awards for all eligible participants. The actual incentive fund may be lower, equal to, or greater than the target fund as determined by the Committee, based on actual performance as compared with approved performance objectives.
       At the close of each Plan year, the Chief Executive Officer of MDU Resources Group, Inc. will prepare an analysis showing the Company's and business unit's performance in relation to each of the performance measures employed. This will be provided to the Committee for review and comparison to threshold, target and maximum performance levels. In addition, any recommendations of the Chief Executive Officer will be presented at this time. The Committee will then determine the amount of the target incentive fund earned.

VIII.  INDIVIDUAL AWARD DETERMINATION
       Each individual participant's award will be based first upon the level of performance achieved by the Company or business unit and secondly based upon the individual's performance. The performance measures applicable for assessing individual performance will be established at the beginning of each Plan year. The assessment by the Committee, after consultation with the Chief Executive Officer, of achievement relative to the established performance measures, as determined by a percentage from 0 percent to 150 percent, will be applied to the Participant's target incentive award which has been first adjusted for Company or business unit performance.

 IX.   PAYMENT OF AWARDS
       In order to receive an award under the Plan, the Participant must remain in the employment of the Company or business unit for the entire Plan year and be an employee on the payment date. An individual participant who transfers between the Company and business units may receive a prorated award at the discretion of the Committee. If employment is terminated prior to the payment date as a result of death, disability or retirement, or due to special circumstances as determined by the Committee, payment may be made after termination. Payments made under this Plan will not be considered part of compensation for pension purposes. Payments when made will be in cash, stock, or a combination thereof as determined appropriate by the Committee. Incentive awards may be deferred if the appropriate elections have been executed prior to the end of the Plan year. Deferred amounts will accrue interest at a rate determined annually by the Committee.
       In the event of a "change in control" (as defined by the Committee in its Rules and Regulations) then any award deferred by each Participant shall become immediately payable to the Participant in cash, together with accrued interest thereon to the date of payment. In the event the Participant files suit to collect the participant's deferred award then all of the court costs, other expenses of litigation, and attorneys' fees shall be paid by the Company in the event the Participant prevails upon any of the Participant's claims for payment of a deferred award.

_________________________

Plan adopted November 4, 1982
Plan amended November 6, 1986
Plan amended May 15, 1996, effective January 1, 1996
Plan amended November 13, 1996, effective January 1, 1997

                      MDU RESOURCES GROUP, INC.

                 EXECUTIVE INCENTIVE COMPENSATION PLAN

                        RULES AND REGULATIONS


The Compensation Committee of the Board of Directors of MDU Resources Group, Inc. (the "Company") adopted Rules and Regulations for the administration of the Management Incentive Compensation Plan (the "Plan") on February 9, 1983, following adoption of the Plan by the Board of Directors of the Company on November 4, l982.

I.     DEFINITIONS
The following definitions shall be used for purposes of these Rules and Regulations and for the purposes of administering the Plan:

       1.   The "Committee" shall be the Compensation
            Committee of the Board of Directors of the Company.


       2.   The "Company" shall refer to MDU Resources
            Group, Inc. alone and shall not refer to its utility division or to any of its subsidiary corporations.

       3. "Participants" for any Plan Year shall be those executives who have been approved by the Committee as eligible for participation in the Plan for such Plan Year.

       4. "Payment Date" shall be the date set by the Committee for payment of awards, other than those awards deferred pursuant to section IX of the Plan and section VII of these Rules and Regulations.

       5.   The "Plan" shall refer to the Executive
            Incentive Compensation Plan.

       6.   The "Plan Year" shall be the calendar year.

       7. "Change in control" shall mean the earlier of the following to occur: (a) the public announcement by the Company or by any person
            (which shall not include the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company) ("Person") that such Person, who or which, together with all Affiliates and Associates (within the meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (17
            C.F.R. 240.12b-2)) of such Person, shall be the beneficial owner of twenty percent (20%) or more of the voting stock then outstanding; (b) the commencement of, or after the first public announcement of any Person to commence, a tender or exchange offer the consummation of which would result in any Person becoming the beneficial owner of voting stock aggregating thirty percent (30%) or more of the then outstanding voting stock; (c) the announcement of any transaction relating to the Company required to be described pursuant to the requirements of Item 6(e) of Schedule 14A of Regulation 14A of the Securities and Exchange
            Commission under the Securities Exchange Act of
            1934 (17 C.F.R. 240.14a-101, item 6(e)); (d) a
            proposed change in the constituency of the Board of Directors of the Company such that, during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election or nomination for election by the shareholders of the Company of each new Director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were members of the Board of Directors of the Company at the beginning of the period; or (e) any other event which shall be deemed by a majority of the Compensation Committee of the Board of Directors of the Company to constitute a "change in control."

       8. The "Prime Rate" shall be the base rate on corporate loans posted by at least 75 percent of the nation's 30 largest banks as reported daily in The Wall Street Journal.

II.    ADMINISTRATION

       1. The Committee shall have the full power to construe and interpret the Plan and to establish and to amend these Rules and Regulations for its administration.

       2. No member of the Committee shall participate in a decision as to their own eligibility for, or award of, an incentive award payment.

       3. Prior to the beginning of each Plan Year, the Committee shall approve a list of eligible executives and notify those so approved that they are eligible to participate in the Plan for such Plan Year.

       4. Prior to the beginning of each Plan Year, the Committee shall draw up an Annual Operating
            Plan. The Annual Operating Plan shall include the Plan's performance measures and performance targets as well as the target incentive award levels for each salary grade covered by the Plan for the following Plan Year. The Annual
            Operating Plan, insofar as it is relevant to each individual Participant, shall be made available by the Committee to each Participant in the Plan at the beginning of each Plan Year.

       5. The Committee shall have final discretion to determine actual award payment levels, method of payment, and whether or not payments shall be made for any Plan Year. However, unless the Plan's performance objectives are met for the Plan Year, no award shall be made for that Plan
            Year.  Performance targets modified pursuant to
            section II of the Plan will be deemed
            performance targets for purposes of determining whether or not these targets have been met.

III.   PLAN PERFORMANCE MEASURES

       1. The Committee shall establish the percentage attainment of earnings measure and the percentage attainment of individual goals measure. The Committee may establish more or fewer performance measures as it deems necessary.

       2. The earnings measure shall be set by reference to the earnings of the Company or the individual business unit.

       3. Individual performance will be assessed based on the achievement of annually established individual objectives.

       4. Plan performance measures will be applied at the corporate level for individuals such as the Chief Executive Officer whose major or sole impact is Company-wide, or at the business unit level for individuals whose major or sole impact is on the business unit results. The
            Annual Operating Plan shall contain a list of individuals to whom the Plan performance measures will be applied at the corporate level and a list of those individuals for whom the Plan performance measures will be applied at the business unit level. The relevant business unit for each individual will be identified.

       5. The Committee shall set threshold, target and maximum award levels for the performance measures, for each business unit, and for the Company. Those levels shall be included in the Annual Operating Plan.

       6. The Committee will retain the authority to determine whether or not the actual attainment of these measures has been made.

IV.    TARGET INCENTIVE AWARDS

       1. Target incentive awards will be a percentage of each Participant's assigned salary grade midpoint.

       2. Target incentive awards shall be set by the Committee annually and will be included in the Annual Operating Plan.

 V.    INCENTIVE FUND DETERMINATION

       1. The target incentive fund is the sum of the individual target incentive awards for all eligible Participants.

       2. The actual incentive fund will be determined by the Committee, based on actual performance as compared with the approved performance measures.

       3. As soon as practicable following the close of each Plan Year, the Chief Executive Officer will provide the Committee with an analysis showing the Company's and each relevant business unit's performance in relation to both of the performance measures. The Committee will review the analysis and determine, in its sole discretion, the amount of the actual incentive fund.

       4. In determining the actual incentive fund, the Committee may consider any recommendations of the Chief Executive Officer.

VI.    INDIVIDUAL AWARD DETERMINATION

       1. The Committee shall have the sole discretion to determine each individual Participant's award.
            The Committee's decision will be based first upon the level of performance achieved by the Company or business unit and second upon the individual's performance.

       2. The Committee, after consultation with the Chief Executive Officer, shall set the award as a percentage from 0 percent to 150 percent of the Participant's target incentive award, adjusted for Company or business unit performance.

VII.   PAYMENT OF AWARDS

       1. On the date the Committee determines the awards to be made to individual Participants, it shall also establish the Payment Date.

       2. In order to receive an award under the Plan, a Participant must remain in the employment of the Company for the entire Plan Year and be an employee on the Payment Date.

       3.   If employment is terminated prior to Payment
            Date as a result of death, disability or retirement, or due to special circumstances as determined by the Committee in its sole discretion, payment may be made after termination.

       4. Payments of the awards may be made in cash, stock or a combination thereof as determined by the Committee. Such payments shall be made on the Payment Date unless the Participant has deferred, in whole or in part, the receipt of the award by making an election on the deferral form attached hereto, prior to the end of the Plan Year immediately preceding the Payment
            Date.

       5. In the event a Participant has elected to defer receipt of all or a portion of the award, the Company shall set up an account in their name.
            The amount of their award to the extent
            deferred will be credited to the participant's account on the Payment Date.

       6.   The balance credited to an account of a
            Participant who has elected to defer receipt of an award will be an unsecured, unfunded obligation of the Company.

       7. Interest shall accrue on the balance credited to a Participant's account. The rate of interest shall be the Prime Rate plus
            1 percentage point as reported on the last
            Friday in January of each year. Interest on the balance in an account shall accrue at the rate so determined from the Payment Date immediately following the determination to the Payment Date of the following year.

       8. Interest shall be credited to the account on the day preceding Payment Date and shall be calculated on the balance in the Participant's account as of that date.

       9.   A Participant may elect to defer any
            percentage, not to exceed l00, of an annual award.

      10. A Participant electing to defer any part of an award must elect one of the following dates for payment:

            (1)  Retirement date;

            (2)  Payment Date next following
                 termination of employment; or

            (3)  Payment Date of the fifth year
                 following the year in which the award
                 may be made.

      11. A Participant may elect to receive the deferred amounts accumulated in the Participant's account in monthly installments, not to exceed
            120.  In the event the Participant elects to
            receive the amounts in the Participant's account in more than one installment, interest shall continue to accrue on the balance remaining in their account at the applicable rate or rates determined annually by the Committee.

      12. In the event of the death of a Participant in whose name a deferred account has been set up, the Company shall, within six months thereafter, pay to the Participant's estate or the designated beneficiary the entire amount in the deferred account.

      13. In the event of a "change in control" then any award deferred by each Participant shall become immediately payable to the Participant. In the event the Participant files suit to collect a deferred award then all of the Participant's court costs, other expenses of litigation, and attorneys' fees shall be paid by the Company in the event the Participant prevails upon any of the Participant's claims for payment.

__________________________

Rules and Regulations adopted November 4, 1982
Rules and Regulations amended August 5, 1987
Rules and Regulations amended February 9, 1989
Rules and regulations amended May 15, 1996, effective January 1, 1996 Rules and regulations amended November 13, 1996, effective January 1, 1997